Exhibit 99.1

August 21, 2013
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304
	tiffany.l.mason@lowes.com	chris.c.ahearn@lowes.com

LOWE’S REPORTS SECOND QUARTER SALES AND EARNINGS RESULTS
-- Comparable Sales Increased 9.6 Percent –
-- Diluted Earnings Per Share Increased 37.5 Percent --

MOORESVILLE, N.C.  – Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $941 million for the quarter ended August 2, 2013, a 26.0 percent increase over the same period a year ago.  Diluted earnings per share increased 37.5 percent to $0.88 from $0.64 in the second quarter of 2012.  For the six months ended August 2, 2013, net earnings increased 16.2 percent from the same period a year ago to $1.48 billion, and diluted earnings per share increased 27.1 percent to $1.36.

Sales for the quarter increased 10.3 percent to $15.7 billion from $14.2 billion in the second quarter of 2012, and comparable sales for the quarter increased 9.6 percent.  For the six month period, sales were $28.8 billion, a 5.1 percent increase over the same period a year ago, and comparable sales increased 4.6 percent.

“Home improvement demand was strong during the quarter, and we capitalized on it with improving execution. I’d like to thank our employees for their hard work and continued dedication to serving customers,” commented Robert A. Niblock, Lowe’s chairman, president and CEO.  “We drove a healthy balance of ticket and transaction growth, and delivered solid performance across all product categories."

Delivering on the commitment to return excess cash to shareholders, the company repurchased $1.0 billion of stock and paid $174 million in dividends in the quarter.  For the six month period, the company repurchased $2.0 billion and paid $352 million in dividends.

As of August 2, 2013, Lowe’s operated 1,758 stores in the United States, Canada and Mexico, representing 197.7 million square feet of retail selling space.

A conference call to discuss second quarter 2013 operating results is scheduled for today (Wednesday, August 21) at 9:00 am ET.  The conference call will be available through a webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Second Quarter 2013 Earnings Conference Call Webcast.  Supplemental slides will be available fifteen minutes prior to the start of the conference call.   A replay of the call will be archived on Lowes.com/investor until November 19, 2013.

Lowe’s Business Outlook

The company has combined its year-to-date performance with its previous assumptions for the second half of 2013 when providing the updated outlook below.

Fiscal Year 2013 (comparisons to fiscal year 2012; based on U.S. GAAP unless otherwise noted)
•	Total sales are expected to increase approximately 5 percent.
•	Comparable sales are expected to increase approximately 4.5 percent.
•	The company expects to open approximately 10 stores in fiscal year 2013.
•	Earnings before interest and taxes as a percentage of sales (operating margin) are expected to increase approximately 65 basis points.
•	The effective income tax rate is expected to be approximately 37.9%.
•	Diluted earnings per share of approximately $2.10 are expected for the fiscal year ending January 31, 2014.

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements of the company's expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, the Company’s strategic initiatives and any statement of an assumption underlying any of the foregoing, constitute "forward-looking statements" under the Act.   Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as continued high rates of unemployment, interest rate and currency fluctuations, higher fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability and increasing regulation of consumer credit and of mortgage financing, inflation or deflation of commodity prices, and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as the psychological effects of lower home prices, and in the level of repairs, remodeling, and additions to existing homes, as well as a general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our traditional operating model to meet the changing expectations of our customers; (v) to maintain, improve, upgrade and protect our critical information systems; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (ix) respond to unanticipated weather conditions that could adversely affect sales. In addition, we could experience additional impairment losses if the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values. For more information about these and other risks and uncertainties that we are exposed to, you should read the "Risk Factors" and "Critical Accounting Policies and Estimates" included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.  We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

With fiscal year 2012 sales of $50.5 billion, Lowe’s Companies, Inc. is a FORTUNE® 100 company that serves approximately 15 million customers a week at more than 1,750 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Six Months Ended
	August 2, 2013		August 3, 2012		August 2, 2013		August 3, 2012
Current Earnings	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net sales	$15,711	100.00	$14,249	100.00	$28,800	100.00	$27,402	100.00

Cost of sales	10,314	65.65	9,415	66.07	18,848	65.44	18,003	65.70

Gross margin	5,397	34.35	4,834	33.93	9,952	34.56	9,399	34.30

Expenses:

Selling, general and administrative	3,414	21.73	3,172	22.26	6,635	23.04	6,414	23.40

Depreciation	367	2.33	369	2.59	719	2.50	739	2.70

Interest - net	110	0.70	96	0.68	223	0.77	199	0.73

Total expenses	3,891	24.76	3,637	25.53	7,577	26.31	7,352	26.83

Pre-tax earnings	1,506	9.59	1,197	8.40	2,375	8.25	2,047	7.47

Income tax provision	565	3.60	450	3.15	893	3.11	772	2.82

Net earnings	$941	5.99	$747	5.25	$1,482	5.14	$1,275	4.65

Weighted average common shares outstanding - basic	1,067		1,157		1,077		1,182

Basic earnings per common share (1)	$0.88		$0.64		$1.37		$1.07

Weighted average common shares outstanding - diluted	1,068		1,159		1,079		1,183

Diluted earnings per common share (1)	$0.88		$0.64		$1.36		$1.07

Cash dividends per share	$0.18		$0.16		$0.34		$0.30

Retained Earnings
Balance at beginning of period	$12,618		$14,557		$13,224		$15,852
Net earnings	941		747		1,482		1,275
Cash dividends	(192)		(184)		(366)		(350)
Share repurchases	(863)		(921)		(1,836)		(2,578)
Balance at end of period	$12,504		$14,199		$12,504		$14,199

(1) Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $935 million for the three months ended August 2, 2013 and $742 million for the three months ended August 3, 2012. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,472 million for the six months ended August 2, 2013 and $1,266 million for the six months ended August 3, 2012.

Lowe's Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Six Months Ended
	August 2, 2013		August 3, 2012		August 2, 2013		August 3, 2012
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net earnings	$941	5.99	$747	5.25	$1,482	5.14	$1,275	4.65

Foreign currency translation adjustments - net of tax	(26)	(0.17)	(8)	(0.05)	(26)	(0.09)	(1)	-

Net unrealized investment gains - net of tax	-	-	3	0.01	-	-	2	0.01

Other comprehensive (loss)/income	(26)	(0.17)	(5)	(0.04)	(26)	(0.09)	1	0.01

Comprehensive income	$915	5.82	$742	5.21	$1,456	5.05	$1,276	4.66

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		August 2, 2013	August 3, 2012	February 1, 2013
Assets

Current assets:
Cash and cash equivalents		$1,085	$1,710	$541
Short-term investments		189	586	125
Merchandise inventory - net		9,106	8,699	8,600
Deferred income taxes - net		224	279	217
Other current assets		309	325	301

Total current assets		10,913	11,599	9,784

Property, less accumulated depreciation		20,969	21,734	21,477
Long-term investments		306	485	271
Other assets		1,220	1,214	1,134

Total assets		$33,408	$35,032	$32,666

Liabilities and shareholders' equity

Current liabilities:
Current maturities of long-term debt		$47	$594	$47
Accounts payable		5,664	5,084	4,657
Accrued compensation and employee benefits		651	561	670
Deferred revenue		985	847	824
Other current liabilities		1,993	1,936	1,510

Total current liabilities		9,340	9,022	7,708

Long-term debt, excluding current maturities		9,015	9,008	9,030
Deferred income taxes - net		390	580	455
Deferred revenue - extended protection plans		733	726	715
Other liabilities		868	872	901

Total liabilities		20,346	20,208	18,809

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-	-
Common stock - $.50 par value;
Shares issued and outstanding
August 2, 2013	1,063
August 3, 2012	1,152
February 1, 2013	1,110	532	576	555
Capital in excess of par value		-	2	26
Retained earnings		12,504	14,199	13,224
Accumulated other comprehensive income		26	47	52

Total shareholders' equity		13,062	14,824	13,857

Total liabilities and shareholders' equity		$33,408	$35,032	$32,666

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Six Months Ended
	August 2, 2013	August 3, 2012
Cash flows from operating activities:
Net earnings	$1,482	$1,275
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	767	789
Deferred income taxes	(56)	(59)
Loss on property and other assets - net	12	36
Loss on equity method investments	27	29
Share-based payment expense	44	54
Changes in operating assets and liabilities:
Merchandise inventory - net	(517)	(345)
Other operating assets	4	(159)
Accounts payable	1,009	731
Other operating liabilities	584	445
Net cash provided by operating activities	3,356	2,796

Cash flows from investing activities:
Purchases of investments	(303)	(1,176)
Proceeds from sale/maturity of investments	224	897
Capital expenditures	(376)	(622)
Contributions to equity method investments - net	(113)	(159)
Proceeds from sale of property and other long-term assets	47	49
Other - net	3	(21)
Net cash used in investing activities	(518)	(1,032)

Cash flows from financing activities:
Net proceeds from issuance of long-term debt	-	1,984
Repayment of long-term debt	(22)	(20)
Proceeds from issuance of common stock under share-based payment plans	100	90
Cash dividend payments	(352)	(340)
Repurchase of common stock	(2,027)	(2,793)
Other - net	8	13
Net cash used in financing activities	(2,293)	(1,066)

Effect of exchange rate changes on cash	(1)	(2)

Net increase in cash and cash equivalents	544	696
Cash and cash equivalents, beginning of period	541	1,014
Cash and cash equivalents, end of period	$1,085	$1,710